TO BE RELEASED	Contact: Rob Jorgenson
9:00 a.m., Tuesday, June 16, 2009	724-465-5448

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held June 15, 2009. The dividend is payable July 24, 2009 to shareholders of record on June 30, 2009. This dividend compares to a common stock dividend of $0.31 per share during the first quarter of 2009.

"Similar to other financial institutions, S&T believes that lowering the dividend payment at this time is the most prudent course of action during what can only be described as unprecedented times," said Todd Brice, president and CEO of S&T Bancorp, Inc. "S&T Bank will always remain focused on the fundamentals - strong capitalization, sound judgment, and a plan focused on long-term performance. We appreciate the ongoing support and understanding of our shareholders as the nation navigates this challenging economic period."

S&T Bancorp Declares Quarterly Cash Dividend (cont.)

Brice added that as the economy improves, S&T is poised to take advantage of a host of business opportunities in the region. For the bank to respond to those opportunities and to grow its business, strong capitalization continues to be the priority.

"Execution of this quarter's dividend payments will enable the bank to retain $18 million in additional capital on an annual basis," Brice continued. "It will also contribute to ultimately repaying the money S&T acquired through the government's Capital Purchase Program."

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

SOURCE: S&T Bancorp, Inc.